Exhibit 10.1
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT dated effective as of November 22, 2006 (this “Agreement”), between National Energy Group, Inc. (the “Company”), having an address at 4925 Greenville Avenue, Suite 1400, Dallas, Texas 75206, and Mr. Bob G. Alexander (the “Employee”), having an address at6017 Morning Dove Lane, Edmond, Oklahoma 73003.
1. Employment
Upon the terms and conditions hereinafter set forth, the Company hereby agrees to employ Employee and Employee hereby agrees to become employed by the Company. During the Term of Employment (as hereinafter defined), Employee shall be employed in the position of Chairman, President and Chief Executive Officer of the Company and his principal office of employment shall be located in Oklahoma City, Oklahoma, and shall also serve in other positions of affiliates of the Company as may be designated (the “Designated Affiliates”) from time to time by the board of directors of the Company (the “Board”), provided that such Designated Affiliates are engaged in the business of exploration, production or operation of natural gas and oil properties or related businesses (collectively, the “Oil & Gas Business”). Employee shall perform such duties as are specified from time to time by the Company, the Board and the Designated Affiliates, consistent with the position of Chairman, President and Chief Executive Officer. Employee shall serve in such capacities at the pleasure of the Board. Employee shall report to and be under the supervision of the Board and such persons as shall be designated from time to time by the Board.
During the Term of Employment, Employee shall devote all of his professional attention, on a full time basis, to the business and affairs of the Company and the Designated Affiliates, shall use his best efforts to advance the best interest of the Company and the Designated Affiliates and shall comply with all of the policies of the Company and the Designated Affiliates applicable to employees, including, without limitation, such policies with respect to legal compliance, conflicts of interest, confidentiality and business ethics as are from time to time in effect; provided that such policies of the Designated Affiliates do not result in any Securities and Exchange Commission (“SEC”) or other jurisdictional regulatory body compliance violations or conflicts of interest with the policies of the Company.
During the Term of Employment, the Employee shall not, without the prior written consent of the Board, directly or indirectly render services to, or otherwise act in a business or professional capacity on behalf of or for the benefit of, any other Person (as hereinafter defined) as an employee, advisor, independent contractor, agent, consultant, representative or otherwise, whether or not compensated (the “Exclusivity Obligation”).
2. Term
The employment period shall commence effective as of November 22, 2006 and shall continue through the period (the “Term of Employment”) ending on November 21, 2007 (the “Expiration Date”), unless earlier terminated as set forth in this Agreement.
3. Compensation
For all services to be performed by Employee under this Agreement, during the Term of Employment, the Employee shall be compensated in the following manner:
(a) Base Compensation
The Company will pay Employee a salary (the “Base Salary”) at an annual rate of $1,000,000. The Base Salary shall be payable in accordance with the normal payroll practice of the Company (but no less frequently than bi-weekly).
(b) Bonus Compensation
Employee shall be eligible to receive bonus compensation as determined in the sole and absolute discretion of the Board (“Bonus Compensation”).
(c) Taxes
All amounts paid by the Company to Employee under or pursuant to this Agreement, including, without limitation, the Base Salary and any Bonus Compensation, or any other compensation or benefits, whether in cash or in kind, shall be subject to normal withholding and deductions imposed by any one or more local, state or federal governments.
4. Termination
This Agreement shall terminate (subject to Section 10(f) below) and the Term of Employment shall end, on the first to occur of (each a “Termination Event”):
(a) The Expiration Date;
(b) The death of Employee or the total or partial disability that, in the reasonable judgment of the Company, renders Employee, with or without reasonable accommodation, unable to perform his essential job functions for the Company for a period of at least 90 consecutive business days;
(c) The discharge of Employee by the Company with or without Cause (as hereinafter defined);
(d) The resignation of Employee (and without limiting the effect of such resignation, Employee agrees to provide the Company with not less than 30 days prior written notice of his resignation); or

(e) A Change of Control (as hereinafter defined).
The Company may discharge Employee at any time, for any reason or no reason, with or without Cause, in which event Employee shall be entitled only to such payments as are set forth in Section 5 below. As used herein, “Cause” is defined as Employee’s: (i) failure to (x) perform the duties assigned to him or (y) comply with the instructions given to him; (ii) personal misconduct or insubordination; (iii) impairment due to alcohol or substance abuse; (iv) conviction of a crime or being charged with a felony; (v) violation of a federal or state securities law or regulation; (vi) commission of an act of moral turpitude or dishonesty relating to the performance of his duties hereunder; (vii) failure to comply with any of the terms of this Agreement; (viii) breach of the Exclusivity Obligation or any of his obligations set forth in Section 6 or Section 7 below; (ix) any revocation or suspension by any state or local authority of Employee’s required license(s) to serve in his position(s) with the Company; or (x) any act or failure to act by Employee which causes any regulatory authority having jurisdiction over the Company, the Designated Affiliates or any of their affiliates to seek any redress or remedy against the Employee, the Company, any Designated Affiliate or any of their affiliates. In the event Employee is discharged for Cause, prior to Employee’s termination, the Company shall provide Employee with written notice signed by a member of the Board of Directors stating with specificity the reason(s), incident(s) or event(s) underlying Employee’s discharge for Cause. For purposes of this Agreement “Change in Control” means the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person, other than Carl C. Icahn or the Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares.
5. Effect of Termination
In the event of termination of Employee’s employment hereunder, all rights of Employee under this Agreement, including all rights to compensation, shall end and Employee shall only be entitled to be paid the amounts set forth in this Section 5 below.
(a)	In the event that the Term of Employment ends (i) for the reason set forth in Section 4(a) above (i.e., Expiration Date), or (ii) for the reason set forth in Section 4(d) above (i.e. resignation), or (iii) due to the discharge of Employee by the Company for Cause, then, in lieu of any other payments of any kind (including, without limitation, any severance payments), Employee shall be entitled to receive, within fifteen (15) days following the date on which the Termination Event in question occurred (the “Clause (a) Termination Date”) any amounts of: (A) Base Salary due and unpaid to Employee from the Company as of the Clause (a) Termination Date; and (B) Bonus Compensation earned, vested, due and unpaid to Employee from the Company as of the Clause (a) Termination Date.

(b)	In the event that the Term of Employment ends (i) for the reason set forth in Section 4(b) above (i.e., death or disability, or (ii) due to the discharge of the Employee by the

Company without Cause (which the Company is free to do at any time in its sole and absolute discretion), or (iii) for the reason set forth in Section 4(e) above (i.e., a Change of Control) then, in lieu of any other payments of any kind (including, without limitation, any severance payments), Employee shall be entitled to receive, within fifteen (15) days following the date on which the Termination Event in question occurred (the “Clause (b) Termination Date”):
(i)	any amounts of Base Salary and previously earned Bonus Compensation, vested, due and unpaid to Employee from the Company as of the Clause (b) Termination Date; and

(ii)	a lump-sum payment in the amount equal to the amount of Base Salary that would have been paid Employee if Employee had remained employed by the Company through November 21, 2007, payment of which shall, be conditioned upon execution and delivery of a Settlement and Release Agreement by Employee in form attached hereto as Exhibit “A”; provided that in the event that the Term of Employment ends due to the death of Employee (a) the amounts described in this Section 4(b)(i) and (ii) shall be paid to Employee’s spouse , Donna Alexander, upon execution and delivery by her and by the executor of the estate of Employee of such Settlement and Release Agreement..
For the purpose of this Paragraph 5, any cash Bonus Compensation shall be deemed earned and to become vested and due on November 21, 2007; provided that Employee is employed by the Company on such date.
6. Non-Disclosure
During the Term of Employment and at all times thereafter, Employee shall hold in a fiduciary capacity for the benefit of the Company, each Designated Affiliate and each of their affiliates, respectively, all secret or confidential information, knowledge or data, including, without limitation, trade secrets, identity of investments, identity of contemplated investments, business opportunities, valuation models and methodologies, relating to the business of the Company, the Designated Affiliates or their affiliates, and their respective business as, (i) obtained by Employee at any time during Employee’s employment by the Company and (ii) not otherwise in the public domain (“Confidential Information”). Employee also agrees to keep confidential and not disclose to any unauthorized Person any personal information regarding any controlling Person of the Company, the Designated Affiliates or any of their affiliates and any member of the immediate family of any such Person (and all such personal information shall be deemed “Confidential Information” for the purposes of this Agreement). Employee shall not, without the prior written consent of the Company: (i) except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of counsel that such disclosure is legally required, communicate or divulge any Confidential Information to anyone other than the Company and those designated by the Company; or (ii) use any Confidential Information for any purpose other than the performance of his duties as an employee of the Company. Employee will use reasonable efforts to assist the Company, at the

Company’s expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded any Confidential Information disclosed pursuant to the terms of this Agreement.
In no event shall Employee during or after his employment hereunder, disparage the Company, the Designated Affiliates, any controlling Person of the Company, the Designated Affiliates, their respective affiliates and family members or any of their respective officers, directors or employees.
All processes, technologies, intellectual property and inventions (collectively, “Inventions”) conceived, developed, invented, made or found by Employee, alone or with others, during the Term of Employment, whether or not patentable and whether or not on the Company’s time or with the use of the Company’s facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by the Employee to the Company. Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents, or instruments requested by the Company) to vest title to any such Inventions in the Company and to enable to the Company, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.
Without limiting anything contained above, Employee agrees and acknowledges that all personal and not otherwise public information about Employer and its Affiliates, including, without limitation, their respective investments, investors, transactions, historical performance, or otherwise regarding or concerning their respective officers or directors, shall constitute Confidential Information for purposes of this Agreement. In no event shall Employee during or after his employment hereunder, disparage any of the foregoing individual or entities. In furtherance of the foregoing, the Employee agrees that during the Term and following the termination of his employment hereunder, the sole and only disclosure he will make about or concerning the Employer or any of the foregoing individuals or entities is to acknowledge that he is or was employed with Employer.
7. Non-Compete
(a) During the Term of Employment and, unless Employee’s employment is terminated by the Company without Cause or as a result of a Change of Control, for a period of one (1) year following the last day of Employee’s employment by the Company, Employee will not, either directly or indirectly, as principal, agent, owner, employee, partner, investor, shareholder (other than solely as a holder of not more than 1% of the issued and outstanding shares of any public corporation), consultant, advisor or otherwise howsoever own, operate, carry on or engage in the operation of or have any financial interest in or provide, directly or indirectly, financial assistance to or lend money to or guarantee the debts or obligations of any Person carrying on or engaged in any Oil & Gas Business.
For the avoidance of doubt, nothing in this Agreement will prohibit Employee from investing in the securities of private companies or in other entities in which he does not participate in the management (either as an employee, officer or director), provided that such investment has been cleared in accordance with all investment or insider trading policies applicable to Employee.

(b) Employee covenants and agrees with the Company and its subsidiaries that, during Employee’s employment by the Company and, , for one (1) year following the last day of Employee’s employment by the Company, Employee shall not directly, or indirectly, for himself or for any other Person:
(i)	solicit, interfere with or endeavor to entice away from the Company, any Designated Affiliate or any of their subsidiaries or affiliates, any customer, client or any Person in the habit of dealing with any of the foregoing;

(ii)	interfere with, entice away or otherwise attempt to obtain the withdrawal of any employee of the Company, any Designated Affiliate or any of their subsidiaries or affiliates; or

(iii)	advise any Person not to do business with the Company, any Designated Affiliate or any of their subsidiaries or affiliates.
Employee represents to and agrees with the Company that the enforcement of the restrictions contained in Section 6 and Section 7 (the Non-Disclosure and Non-Compete sections respectively) would not be unduly burdensome to Employee and that such restrictions are reasonably necessary to protect the legitimate interests of the Company. Employee agrees that the remedy of damages for any breach by Employee of the provisions of either of these sections may be inadequate and that the Company shall be entitled to injunctive relief as provided by applicable law. This section constitutes an independent and separable covenant that shall be enforceable notwithstanding any right or remedy that the Company may have under any other provision of this Agreement or otherwise.
8. Benefits
During the Term of Employment, Employee shall be entitled to receive certain healthcare and other similar employee welfare benefits comparable to those received by other employees of the Company at a similar pay level and/or position with the Company as such may be provided by the Company in its sole and absolute discretion from time to time.
9. Definitions
For purposes of this Agreement only, the following definitions shall apply:
“Affiliate” shall mean with respect to any Person, any Person controlled by, controlling or under common control with such Person.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Control” and “Controlled” means the right, power or ability of one Person, whether or not exercised, to direct or influence the management, policies or decisions of another person.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto.
“Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than employee benefit plans sponsored or maintained by the Company or by entities controlled by the Company.
“Related Parties” means: (1) Carl C. Icahn, any spouse and any child, stepchild, sibling or descendant of Carl C. Icahn; (2) any estate of Carl C. Icahn or of any person under clause (1); (3) any person who receives a beneficial interest in any estate under clause (2) to the extent of such interest; (4) any executor, personal administrator or trustee who holds such beneficial interest in the Company for the benefit of, or as fiduciary for, any person under clauses (1), (2), or (3) to the extent of such interest; (5) any corporation, partnership, limited liability Partnership, trust, or similar entity, directly or indirectly owned or controlled by Carl C. Icahn or any other person or persons identified in clauses (1), (2), (3) or (4); and (6) any not-for-profit entity not subject to taxation pursuant to Section 501(c)(3) of the Internal Revenue Code or any successor provision to which Carl C. Icahn or any person identified in clauses (1), (2), or (3) above contributes his beneficial interest in the Company or to which such beneficial interest passes pursuant to such person’s will.
“Voting Stock” means, with respect to any Person that is (a) a corporation, any class or series of capital stock of such Person that is ordinarily entitled to vote in the election of directors thereof at a meeting of stockholders called for such purpose, without the occurrence of any additional event or contingency, (b) a limited liability company, membership interests entitled to manage, or to elect or appoint the Persons that will manage the operations or business of the limited liability company, or (c) a partnership, partnership interests entitled to elect or replace the general partner thereof.
10. Miscellaneous
(a)	This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous written, and all previous or contemporaneous oral negotiations, understandings, arrangements, and agreements.

(b)	This Agreement and all of the provisions hereof shall inure to the benefit of and be binding upon the legal representatives, heirs, distributees, successors (whether by merger, operation of law or otherwise) and assigns of the Company. Employee may not delegate any of Employee’s duties hereunder, and may not assign any of Employee’s rights hereunder, without the prior written consent of the Company, which may be withheld in its sole and absolute discretion.

(c)	This Agreement will be interpreted and the rights of the parties determined in accordance with the laws of the United States applicable thereto and the internal laws of the State of New York..

(d)	Employee covenants and represents that he is not a party to any contract, commitment or agreement, nor is he subject to, or bound by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent or restrict him from entering into and performing his obligations under this Agreement.

(e)	Employee acknowledges that he has had the assistance of legal counsel in reviewing and negotiating this Agreement.

(f)	This Agreement and all of its provisions, other than the provisions of Section 5, Section 6, Section 7 and Section 10 hereunder (which shall survive termination), shall terminate upon Employee ceasing to be an employee of the Company for any reason.

NATIONAL ENERGY GROUP, INC.

By:

Name:
Title:

EMPLOYEE:

By:

Bob G. Alexander, an individual
[Signature page to Employment Agreement between National Energy Group, Inc. and Bob G. Alexander]

Exhibit “A”
Settlement And Release Agreement
(ADEA Provisions)
     Pursuant to the terms and conditions of that certain Employment Agreement between you and National Energy Group, Inc. (the “Company”) dated effective November 22, 2006 (the “Agreement”), this Settlement and Release Agreement shall act to memorialize the rights and obligations of the Company and you, respectively, with respect to the provisions of Section 6(b) of the Agreement.
     Resignation and Payment: Your employment with the Company terminated on                     , at which time you have been or will be paid all accrued salary and unused vacation owing to you through such date, and all of the benefits given to you in connection with your employment and the Agreement, except with respect to your right to elect continued health coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) laws, shall also terminate. The Company will forward to you the required COBRA forms describing your election rights. This Settlement and Release Agreement (“Settlement and Release Agreement”) sets out your agreement to release and forever waive all claims against the Company in exchange for certain payments as described in Section 5 of the Agreement, less applicable withholding taxes (the “Compensation Payments”). In order to receive your Compensation Payments, you agree that you must sign and deliver to the Company the Reaffirmation of Agreement attached as Exhibit “B” to this Settlement and Release Agreement at least eight (8) days after signing this Settlement and Release Agreement, after which you will be paid your Compensation Payments.
     Release and Waiver: You agree that the receipt of the Compensation Payments described in this Settlement and Release Agreement is in full settlement, release and waiver of any and all claims of whatever type or nature that you have or may have, known or unknown, against the Company and its affiliates and their respective shareholders, directors, members, officers, affiliates or its employees, and include, but are not limited to, claims arising from your employment and/or termination of employment with the Company, including, but not limited to, any claim under federal or state statutory laws (including specifically the Texas Commission on Human Rights Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the National Labor Relations Act, the Labor Management Relations Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Texas Labor Code, and the Fair Labor Standards Act) or any common law claims arising out of tort or contract; and you hereby acknowledge that you forever waive any and all claims that you might otherwise have had, known or unknown, against the Company, its related entities and affiliates, and/or their members, officers, directors, shareholders or employees for any reason whatsoever.
     Acknowledgment Regarding ADEA Waiver: You also agree that you are relinquishing any rights or claims arising under the Age Discrimination in Employment Act (the “ADEA”) and acknowledge that you are receiving monies in addition to what you are entitled in order to release any claims under the ADEA. Under the ADEA, and the Older Workers Benefit Protection Act of 1990, you are allowed a period of 21 days to consider this agreement as it relates to any age discrimination claim. Under the law you also have an additional seven (7) days following your signing this agreement to revoke it; and this agreement does not become effective until seven (7) days after you sign it. You are advised to consult with an attorney or other advisor of your choice before signing this agreement, and by your signature below you acknowledge that you have had an opportunity to do so before signing. You acknowledge by your signature that no other promises are made to you in order to induce you to sign this agreement, and that this document includes a release of all claims, known or unknown.

National Energy Group, Inc.

By:

Name:

Title:

Bob G. Alexander, an individual

EXHIBIT “B”
REAFFIRMATION OF AGREEMENT
     I,                                         , acknowledge that I executed the Settlement and Release Agreement dated                                          (the “Settlement and Release Agreement”) with National Energy Group, Inc., and that during the twenty one (21) day period immediately following my execution of the Settlement and Release Agreement, I had the right to revoke the Settlement and Release Agreement at any time. By executing the Settlement and Release Agreement, I also understand that I agreed that I would receive no Compensation Payments under the Settlement and Release Agreement unless and until I executed this reaffirmation agreement (this “Reaffirmation”). I further understood that following the above referenced twenty one (21) day period, I would have seven (7) additional days in which to execute and deliver this Reaffirmation.
     By executing this Reaffirmation, I now affirm and attest that I (a) have not heretofore, or contemporaneously with the execution of this Reaffirmation, revoked, or attempted to revoke the Settlement and Release Agreement, either by notice to National Energy Group, Inc. or otherwise, and (b) am now, by virtue of executing and delivering this Reaffirmation, fully bound by all of the terms and conditions of the Settlement and Release Agreement.
     EXECUTED this                      day of                                         , 200_

Bob G. Alexander, an Individual

THE STATE OF	§
§
COUNTY OF	§
     BEFORE ME, the undersigned, a Notary Public, on this day personally appeared                                                             , known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed.
     GIVEN UNDER MY HAND AND SEAL OF OFFICE this ___ day of                     , 200_

Notary Public, State of